Filed pursuant to Rule 424(b)(3)

Registration No. 333-176048

SUPPLEMENT NO. 1 DATED APRIL 5, 2012

TO PROSPECTUS DATED OCTOBER 6, 2011.

BAHAMAS CONCIERGE, INC.

The following information supplements the prospectus of Bahamas Concierge, Inc. dated October 6, 2011 and is part of the prospectus. This Supplement updates the information presented in the prospectus. Prospective investors should carefully review the prospectus and this Supplement No. 1.

TABLE OF CONTENTS

Extension of the Offering	S-2

The prospectus, and each supplement, contains forward-looking statements. These forward-looking statements may involve our plans and objectives for future operations, including future growth and availability of funds. These forward-looking statements are based on current expectations, which are subject to numerous risks and uncertainties. Assumptions relating to these statements involve judgments with respect to, among other things, the continuation of our offering of units, future economic, competitive and market conditions and future business decisions, together with local, national and international events (including, without limitation, acts of terrorism or war, and their direct and indirect effects on travel and the economy). All of these matters are difficult or impossible to predict accurately and many of them are beyond our control. Although we believe the assumptions relating to the forward-looking statements, and the statements themselves, are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that these forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans, which we consider to be reasonable, will be achieved.

The following summary highlights material information contained in this prospectus supplement. This summary does not contain all of the information you should consider before investing in the securities of the Company. Before making an investment decision, you should read the entire prospectus filed on Form S-1 carefully, including the risk factors section, the financial statements and the notes to the financial statements. You should also review the other available information referred to in the section entitled “Where you can find more information” in the prospectus and any amendment or supplement hereto. Unless otherwise indicated, the terms the “Company,” “Bahamas Concierge,” “we,” “us,” and “our” refer and relate to Bahamas Concierge, Inc.

EXTENSION OF THE OFFERING

Offering of 2,500,000 Shares of Common Stock

The Company is extending its offering (the “Offering”) of shares of its common stock for an additional 90 days in accordance with the Company’s Prospectus filed with the SEC on October 6, 2011. The Offering will expire at 5:00 PM, Pacific Daylight Time, on July 1, 2012.

All other information contained in the Prospectus noted above remains unchanged.

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